EXHIBIT 10.60
EXECUTIVE INCENTIVE PROGRAM
MAXTOR CORPORATION
January 2006
Purpose:
The purpose of the Executive Incentive Program ( the “Program”) is to advance the interests of Maxtor Corporation (“Maxtor” or the “Company”) and its stockholders by creating an incentive for key executives to achieve short-term corporate objectives.
Definitions:
Acquisition: Seagate’s acquisition of Maxtor pursuant to an Agreement and Plan of Merger dated December 20, 2005 (“Merger Agreement”).
Closing Date: The Closing Date set forth in the Merger Agreement.
Cumulative Net Earnings: Net income/loss as reported excluding the impact of the Retention Bonus Program and other specific components of net income/loss separately disclosed as part of GAAP net income/loss in Maxtor’s publicly announced financial results.
Direct Material Commitment Target: The Direct Material Commitment means the amount as established by the Compensation Committee of the Company’s Board of Directors.
Program Payment Date: Thirty (30) days after the Closing Date.
Retention Bonus Program: Program adopted by the Company on December 20, 2005 to retain certain key employees.
Senior Executive Staff: The members of the Senior Executive Staff determined by the Compensation Committee of the Board of Directors.
Eligibility:
All Senior Executive Staff members are eligible to participate in the Program and will be notified in writing with details about each person’s specific objectives and associated target payouts. To remain eligible, participants must remain in active employment or on an approved leave of absence until the Closing Date.
Bonus Targets:
The target bonus is established as a specific dollar amount and is based on a calendar year commencing on January 1, 2006. Each member of the Senior Executive Staff will be classified by the Compensation Committee in one of four Class Categories for participation. The Target Bonus for each Class Category is as follows:

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Executive Incentive Program

Class Category	Target Bonus Amount
• Class I	$300,000
• Class II	$250,000
• Class III	$200,000
• Class IV	$150,000
Bonus Objectives:
The Bonus Objectives will be based on achieving specified key corporate financial targets as established by the Compensation Committee of the Company’s Board of Directors, which will be derived from the Annual Operation Plan (the “AOP”) as presented to the Board of Directors. The 2006 Bonus Objectives and associated payment weightings are as follows:
1.	Cumulative Net Earnings (Non GAAP)
•	targets as established by the Compensation Committee

•	Weighted 50%
2.	Revenue
•	targets as established by the Compensation Committee

•	Weighted 15%
3.	Cash
•	targets as established by the Compensation Committee

•	Weighted 15%
4.	Direct Material Commitments
•	targets as established by the Compensation Committee

•	Weighted 20%
Final measurement to target is based on the last full quarter of financial performance for the Cumulative Net Earnings, Revenue and Cash objectives. The impact of the Retention Bonus Program and other specific components of net income/loss separately disclosed as part of GAAP net income/loss in Maxtor’s publicly announced financial results will be excluded from the calculations of targets.
Bonus Payments:
Bonus payments are determined upon achievement of the Bonus Objectives. In order to receive payment for achievement of a Bonus Objective the target must be met at 100% or greater. There will be no payment for less than 100% target achievement. Achievement and payment of each Bonus Objective will be measured independently. For each Bonus Objective achieved, payment will be calculated based on the weight assigned to the objective multiplied by the target amount. For example, if Bonus Objective 1 and Bonus Objective 3 are achieved, but Bonus Objective 2 and 4 are not achieved the calculation for a Class II participant would be as follows:
Objective 1 weight multiplied by Class II target equals Objective 1 Bonus Payment

50%	X	$250,000	=	$125,000

Executive Incentive Program
Objective 3 weight multiplied by Class II target equals Objective 3 Bonus Payment

15%	X	$250,000	=	$37,500
No payment for Bonus Objectives 2 and 4 because achievement is less than 100%
Total payment = $162,500
A bonus payment will be payable to each participant thirty (30) days after the Closing Date, provided such participant has been employed in good standing with the Company until the Closing Date.
All payments pursuant to the Program will be subject to applicable payroll withholding.
Program Termination:
The Program shall terminate and be of no further force or effect, and no bonuses shall become earned or payable hereunder after the Program Payment Date or upon termination of the Merger Agreement.

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